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                                EXHIBIT 11.1
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                  DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA

                                             Three months ended
                                                  June 30,
                                             ------------------
                                              1996          1996
                                            ---------   ---------
Primary:
Net earnings available for common and
  common equivalent shares                     $14,009      $9,725
                                           -----------  ----------
Weighted average common and common
  equivalent shares outstanding             39,351,152  39,210,818
                                           -----------  ----------
Primary earnings per common share                $0.36       $0.25
                                           ===========  ==========

Fully Diluted:
Net earnings available for common and
 common equivalent shares                      $14,009      $9,725
                                           -----------  ----------
Weighted average common and common
 equivalent shares outstanding assuming
 ending market price                        39,392,747  39,210,818
                                           -----------  ----------
Fully diluted earnings per common share          $0.36       $0.25
                                           ===========  ==========